EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
      We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-111118 and 333-121172) and in the Registration Statements on Form S-8 (Nos. 333-31638, 333-38317, 333-90026, 333-116520) of our reports dated March 11, 2005 with respect to the consolidated financial statements of Mercer International Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Mercer International Inc. for the year ended December 31, 2004.
/s/ Deloitte & Touche LLP
March 14, 2005
Vancouver, British Columbia, Canada

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